Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2014 Third Quarter Results

Increases Quarterly Cash Dividend 20% to $0.06 Per Share

FORT WORTH, Texas--(BUSINESS WIRE)--December 19, 2013--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the 13-week and 39-week periods ended November 30, 2013.

Third Quarter Fiscal 2014 Financial Highlights

  Total sales increased 9.6% versus last year’s increase of 10.9%
  Comparable store sales increased 6.9% versus last year’s increase of 7.9%; three-year cumulative comparable store sales increase of 21.8%
  Gross profit of 43.4% of sales
  Third quarter EBITDA increased 13.3% to $53.4 million
  Earnings per share increased to $0.26 (GAAP) versus $0.22 (GAAP) and $0.25 (non-GAAP) for the same period in fiscal 2013 (see reconciliation of earnings per share to non-GAAP adjusted earnings per share below under Financial Disclosure Advisory)

“We’re pleased to deliver solid third quarter financial results,” stated Alex W. Smith, President and Chief Executive Officer. “Our unique and special merchandise assortments created a well-positioned value offer that resonated with our customers. Our more overtly promotional marketing stance drove strong traffic, and our store and e-commerce teams delivered on conversion. In fact, this year marked a new, all-time sales record for both Black Friday and the full post-Thanksgiving weekend.”

“We are delighted with the progress we have made with 1 Pier 1 – our omni-channel strategy. Pier1.com continues to outperform our expectations, representing over 4% of total sales in the third quarter, and reflecting increases in both traffic and conversion. In addition, our re-launched and re-branded Express Request program has been a resounding success with our customers and we anticipate this will remain an important growth driver going forward.”

“We feel very good about our positioning and the execution of our holiday plans. Our holiday assortments have been very well received, as have our merchandising, marketing and customer engagement activities. We fully expect to capture additional market share over the holiday period.”

Mr. Smith concluded, “Our Board of Directors and management greatly appreciate the support of Pier 1 Imports’ shareholders and remain committed to returning value to them. During the third quarter we announced a new $200 million share repurchase program, reflecting our confidence in the underlying strength of the business and the significant potential ahead of us. Additionally, we have increased our quarterly cash dividend by 20% to $0.06 per share.”

Third Quarter Fiscal 2014 Results

For the third quarter ended November 30, 2013, the Company reported net income of $26.8 million, or $0.26 per share, compared to $23.7 million, or $0.22 per share a year ago. Adjusted net income (non-GAAP) for the third quarter of last year, as described below under Financial Disclosure Advisory, was $27.1 million, and adjusted earnings per share were $0.25. Total sales for the third quarter were $465.5 million, a 9.6% increase versus $424.5 million in the year-ago quarter. Comparable store sales increased 6.9% compared to last year’s comparable store sales gain of 7.9%. Comparable store sales results for the period were primarily attributable to increases in conversion rate and higher average ticket.

Gross profit for the quarter increased to $202.2 million versus $186.3 million in the third quarter of last year. As a percentage of sales, gross profit was 43.4% compared to 43.9% in the third quarter of fiscal 2013 and primarily reflects a slightly increased promotional cadence versus a year ago.

Third quarter selling, general and administrative expenses were $149.2 million, or 32.1% of sales, compared to $139.2 million, or 32.8% of sales, in the third quarter of last year. The 70 basis point improvement was primarily due to the leveraging of store salaries and marketing expense.

Third quarter EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) increased 13.3% to $53.4 million, versus $47.2 million in the same period last year. Depreciation and amortization was $9.9 million, compared to $8.2 million in the third quarter of last year.

Operating income for the third quarter increased 11% to $43.1 million, or 9.3% of sales, compared to $38.8 million, or 9.1% of sales, last year.

Year-to-Date Results

For the 39-week period ended November 30, 2013, the Company reported net income of $64.9 million, or $0.61 per share, compared to $67.7 million, or $0.62 per share, in the same period last year. The Company’s adjusted net income (non-GAAP) for the 39-weeks ended November 24, 2012, as described below under Financial Disclosure Advisory, was $65.7 million, and adjusted earnings per share were $0.60. Total sales for the 39-week period ended November 30, 2013 increased 8.9% to $1.256 billion compared to $1.153 billion in the year-ago period. Comparable store sales for the 39-week period increased 5.5% versus a comparable store sales increase of 7.3% for the 39-week period ended November 24, 2012.

Gross profit for the 39-week period ended November 30, 2013 increased to $531.1 million, or 42.3% of sales, from $488.1 million, or 42.3% of sales in the same period last year.

Fiscal 2014 year-to-date selling, general and administrative expenses were $397.3 million, or 31.6% of sales, compared to $367.6 million, or 31.9% of sales, in the same period last year.

EBITDA increased 10.1% to $134.5 million for the 39-weeks ended November 30, 2013 versus $122.1 million for the same period last year.

Depreciation and amortization for the 39-weeks ended November 30, 2013 was $28.5 million, or 2.3% of sales, versus $21.9 million, or 1.9% of sales in the year ago period. The increase is attributable to the Company’s ongoing investments in both its stores and e-commerce business, including the completed installation of the Company’s new point-of-sale system in the second quarter of fiscal 2014.

Operating income for the 39-weeks ended November 30, 2013 was $105.4 million, or 8.4% of sales, compared to $98.5 million, or 8.5% of sales for the same period in fiscal 2013.

Balance Sheet and Share Repurchase Program

As of November 30, 2013, the Company remained in strong financial condition with $128.2 million of cash and cash equivalents. Inventory totaled $429.1 million, an increase of 2.8% versus a year ago, which was in line with management’s expectations and reflects the Company’s focus on strategically managing its inventory purchases and monitoring its inventory levels to correspond with consumer demand. Capital expenditures totaled $18.6 million for the quarter and were primarily used for new store openings, existing store improvements, and infrastructure and technology development.

During the third quarter, the Company completed its $100 million share repurchase program, which was announced on December 13, 2012. Subsequent to the completion of the December 2012 program, a new, $200 million share repurchase program was announced on October 18, 2013. During the third quarter ended November 30, 2013, the Company repurchased a total of 650,000 shares of its common stock under the October 2013 $200 million share repurchase program at a weighted average cost of $21.58 per share, for a total cost of approximately $14.0 million. Subsequent to the end of the third quarter, the Company repurchased an additional 325,000 shares of its common stock at a weighted average cost of $21.19 per share and a total cost of approximately $6.9 million. To date, the Company has repurchased 975,000 shares of common stock under the October 2013 $200 million share repurchase program at a weighted average cost of $21.45 per share and a total cost of approximately $20.9 million. Under that program, $179.1 million remains available for share repurchases.

Declaration of Quarterly Cash Dividend

The Company today announced that its Board of Directors declared a $0.06 per share quarterly cash dividend on the Company’s outstanding shares of common stock, reflecting a 20% increase from the previous quarterly cash dividend. The $0.06 per share quarterly cash dividend will be paid on February 5, 2014 to shareholders of record on January 22, 2014. As of December 19, 2013, approximately 103.0 million shares of the Company’s common stock were outstanding.

Financial Guidance

The Company’s fiscal 2014 fourth quarter and fiscal year will include 13 weeks and 52 weeks of operating results, respectively. This compares to the fourth quarter and full year of fiscal 2013, which included 14 weeks and 53 weeks, respectively. As previously disclosed, the Company estimates the 53rd week of fiscal 2013 contributed $29 million to net sales and approximately $0.03 to earnings per share. The Company provided the following financial guidance for the fiscal 2014 fourth quarter on a comparable 13-week basis:

  Total sales growth in the high single-digit range
  Comparable store sales growth in the mid single-digit range
  Earnings per share in the range of $0.60 to $0.66, representing year-over-year growth of 9% to 20%

The Company provided the following financial guidance for fiscal year 2014 on a comparable 52-week basis:

  Total sales growth in the high single-digit range
  Comparable store sales growth in the mid single-digit range
  EBITDA growth in the range of 9% to 13%, compared to prior guidance of 12% to 16%
  Depreciation and amortization of approximately $38 million compared to $31 million in FY13
  Effective annual income tax rate of approximately 38% compared to 35.6% in FY13
  Earnings per share in the range of $1.21 to $1.27, representing year-over-year growth of 3% to 9%, compared to prior guidance of $1.23 to $1.29
  Capital expenditures of approximately $75 million

Third Quarter Results Conference Call

The Company will host a live conference call to discuss fiscal 2014 third quarter financial results at 10:00 a.m. Central Time today, December 19, 2013. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 14321575.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 14321575.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references non-GAAP financial measures, including EBITDA, adjusted net income and adjusted earnings per share.

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare earnings per share results in a more consistent manner for the 13-week third quarter and 39-week period ended November 30, 2013 and the 13-week third quarter and 39-week period ended November 24, 2012. Adjusted net income and adjusted earnings per share should be considered supplemental and not a substitute for the Company’s net income and earnings per share results reported in accordance with GAAP for the periods presented. A reconciliation of prior year GAAP net income and earnings per share to non-GAAP adjusted net income and adjusted earnings per share is shown below for the 13-week and 39-week periods ended November 24, 2012 (in millions except per share amounts). There were no similar items warranting reconciliation during the 13-week and 39-week periods ended November 30, 2013.

	Fiscal Year 2013
	13-Weeks Ended	39-Weeks Ended
	November 24, 2012	November 24, 2012

Net Income (GAAP)	$23.7	$67.7
Add back: Income Tax Provision (GAAP)	14.8	33.6
Income Before Income Taxes (GAAP)	38.5	101.3
Interest Expense Adjustment Related to Uncertain Tax Positions	-	(2.8)
Adjusted Income Before Income Taxes (non-GAAP)	38.5	98.5
Less: Adjusted Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	13.7	35.1
Estimated Impact of Hurricane Sandy, net of tax	2.3	2.3
Adjusted Net Income (non-GAAP)	$27.1	$65.7

Diluted Earnings per Share (GAAP)	$0.22	$0.62
Interest Expense Adjustment Related to Uncertain Tax Positions, net of tax	-	(0.02)
Difference of Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	0.01	(0.02)
Estimated Impact of Hurricane Sandy, net of tax	0.02	0.02
Adjusted Diluted Earnings per Share (non-GAAP)	$0.25	$0.60

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance. A reconciliation of net income to EBITDA is shown below for the periods indicated (in millions).

	13-Weeks Ended		39-Weeks Ended
	November 30, 2013	November 24, 2012	November 30, 2013	November 24, 2012

Net Income (GAAP)	$26.8	$23.7	$64.9	$67.7
Add Back: Income Tax Provision	16.4	14.8	$39.8	$33.6
Interest Expense (Income), net	0.3	0.5	$1.3	($1.1)
Depreciation and Amortization	9.9	8.2	$28.5	$21.9
EBITDA (non-GAAP)	$53.4	$47.2	$134.5	$122.1

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	November 30,	% of	November 24,	% of
	2013	Sales	2012	Sales

Net sales	$465,462	100.0%	$424,527	100.0%

Cost of sales	263,232	56.6%	238,268	56.1%

Gross Profit	202,230	43.4%	186,259	43.9%

Selling, general and administrative expenses	149,217	32.1%	139,244	32.8%
Depreciation and amortization	9,919	2.0%	8,192	2.0%

Operating income	43,094	9.3%	38,823	9.1%

Nonoperating (income) and expense:
Interest, investment income and other	(592)		(298)
Interest expense	528		664
	(64)	0.0%	366	0.0%

Income before income taxes	43,158	9.3%	38,457	9.1%
Income tax provision	16,400	3.6%	14,772	3.5%

Net income	$26,758	5.7%	$23,685	5.6%

Earnings per share:
Basic	$0.26		$0.22
Diluted	$0.26		$0.22

Dividends declared per share:	$0.05		$0.04

Average shares outstanding during period:
Basic	103,319		105,419
Diluted	104,716		107,308

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Nine Months Ended
	November 30,	% of	November 24,	% of
	2013	Sales	2012	Sales

Net sales	$1,255,957	100.0%	$1,153,260	100.0%

Cost of sales	724,830	57.7%	665,179	57.7%

Gross Profit	531,127	42.3%	488,081	42.3%

Selling, general and administrative expenses	397,296	31.6%	367,596	31.9%
Depreciation and amortization	28,461	2.3%	21,936	1.9%

Operating income	105,370	8.4%	98,549	8.5%

Nonoperating expense and (income):
Interest, investment income and other	(1,216)		(2,169)
Interest expense (income)	1,846		(629)
	630	0.1%	(2,798)	(0.3%)

Income before income taxes	104,740	8.3%	101,347	8.8%
Income tax provision	39,801	3.1%	33,607	2.9%

Net income	$64,939	5.2%	$67,740	5.9%

Earnings per share:
Basic	$0.62		$0.64
Diluted	$0.61		$0.62

Dividends declared per share:	$0.15		$0.12

Average shares outstanding during period:
Basic	105,018		106,601
Diluted	106,942		108,502

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	November 30,	March 2,	November 24,
	2013	2013	2012
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $120,222, $191,568 and $97,064, respectively	$128,205	$231,556	$120,788
Accounts receivable, net	36,557	22,309	34,979
Inventories	429,069	356,053	417,547
Prepaid expenses and other current assets	51,625	49,016	25,417
Total current assets	645,456	658,934	598,731

Properties, net	176,816	150,615	136,736
Other noncurrent assets	50,043	47,666	71,963
	$872,315	$857,215	$807,430

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$105,143	$58,701	$73,923
Gift cards and other deferred revenue	55,490	51,740	47,800
Accrued income taxes payable	18,020	25,249	16,689
Other accrued liabilities	114,455	112,437	114,628
Total current liabilities	293,108	248,127	253,040

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	70,717	62,457	60,440

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	231,316	233,518	231,234
Retained earnings	623,512	574,206	517,732
Cumulative other comprehensive loss	(4,883)	(4,828)	(3,214)
Less -- 21,956,000, 18,906,000 and 18,861,000
common shares in treasury, at cost, respectively	(351,080)	(265,890)	(261,427)
	498,990	537,131	484,450
	$872,315	$857,215	$807,430

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	November 30,	November 24,
	2013	2012

Cash flow from operating activities:
Net income	$64,939	$67,740
Adjustments to reconcile to net cash provided by (used in)
operating activities:
Depreciation and amortization	33,598	27,537
Stock-based compensation expense	10,267	9,141
Deferred compensation	5,372	4,767
Amortization of deferred gains	(2,286)	(6,198)
Change in reserve for uncertain tax positions	860	(7,266)
Other	(582)	(1,495)
Changes in cash from:
Inventories	(73,016)	(95,065)
Proprietary credit card receivables	(7,441)	(7,653)
Prepaid expenses and other assets	(14,829)	(16,424)
Accounts payable and accrued expenses	51,671	8,401
Accrued income taxes payable, net of payments	(7,391)	(3,716)
Net cash provided by (used in) operating activities	61,162	(20,231)

Cash flow from investing activities:
Capital expenditures	(60,590)	(57,741)
Proceeds from disposition of properties	11,055	165
Proceeds from sale of restricted investments	507	1,238
Purchase of restricted investments	(2,566)	(3,178)
Net cash used in investing activities	(51,594)	(59,516)

Cash flow from financing activities:
Cash dividends	(15,633)	(12,759)
Purchases of treasury stock	(114,025)	(89,747)
Proceeds from stock options exercised,
stock purchase plan and other, net	17,888	15,173
Debt issuance costs	(1,149)	-
Net cash used in financing activities	(112,919)	(87,333)

Change in cash and cash equivalents	(103,351)	(167,080)

Cash and cash equivalents at beginning of period	231,556	287,868

Cash and cash equivalents at end of period	$128,205	$120,788

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400